UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 28, 2016
NEWELL BRANDS INC.
(FORMERLY KNOWN AS NEWELL RUBBERMAID INC.)
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9608 (Commission File Number)	36-3514169 (IRS Employer Identification Number)
6655 Peachtree Dunwoody Road
Atlanta, Georgia 30328
(Address of principal executive offices including zip code)
(770) 418-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Joseph A. Arcuri, Chief Commercial Officer – Newell Rubbermaid Group

On July 28, 2016, Newell Brands Inc. (the “Company”) and Joseph A. Arcuri, the Company’s Chief Commercial Officer – Newell Rubbermaid Group, agreed that he would depart from the Company effective August 31, 2016 (the “Separation Date”). Until the Separation Date, Mr. Arcuri will assist with the transition of his work duties. In connection with his departure, the Company and Mr. Arcuri entered into a separation agreement and general release (the “Separation Agreement”) pursuant to which he agreed to a customary release and restrictive covenants. This Separation Agreement entitles Mr. Arcuri to: (1) a lump sum severance payment of $625,000 payable no later than 30 days after the Separation Date; (2) his pro-rated annual cash incentive award under the 2016 Management Bonus Plan assuming performance at target level, payable at the same time bonuses are paid to active employees; (3) continued vesting of restricted stock unit grants that would have otherwise vested within two years after the Separation Date, which will vest on their original vesting dates (subject to the satisfaction of any applicable performance conditions); and (4) certain other benefits, including continued medical coverage for 52 weeks, accrued but unused vacation and executive outplacement services.  The foregoing summary is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
Exhibit No.	Exhibit Description

10.1	Separation Agreement and General Release, dated as of July 28, 2016, by and between Newell Brands Inc. and Joseph A. Arcuri.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2016
NEWELL BRANDS INC.

	By:	/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal Officer and Corporate Secretary